UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Expeditors International of Washington, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Expeditors® 2019 Notice of Annual Meeting & Proxy Statement EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. CORPORATE HEADQUARTERS SEATTLE, WA

Expeditors® 2019 Notice of Annual Meeting & Proxy Statement EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. CORPORATE HEADQUARTERS SEATTLE, WA

SUPPLEMENT TO PROXY STATEMENT

RELATING TO 2023 ANNUAL MEETING OF SHAREHOLDERS

This supplement to the proxy statement should be read together with the proxy statement (the “Proxy Statement”) of Expeditors International of Washington, Inc. (“Expeditors” or the “Company”), filed with the Securities and Exchange Commission on March 21, 2023 in connection with the Company’s 2023 Annual Meeting of Shareholders to be held at the Company’s office located at 3545 Factoria Blvd SE, Bellevue, WA 98006 on Tuesday, May 2, 2023 at 8:00 a.m. (Pacific time).

The purpose of this filing is to identify the names of the shareholder proponents relating to Shareholder Proposal No 5: Shareholder Ratification of Excessive Termination Pay; and Shareholder Proposal No 6.

Shareholder Proposal No. 5 was submitted by John Chevedden with address at 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278. Mr. Chevedden has continuously owned no fewer than 80.00 shares of Expeditors’ stock since September 1, 2019.

Shareholder Proposal No. 6 was submitted by Clean Yield Asset Management on behalf of the Elizabeth K. Loscalzo Family Trust with address at Whistle Stop Capital, 28 Glenville Road, Greenwich, CT 06831. The Loscalzo Family Trust has continuously held more than $2,000.00 worth of Expeditors’ stock for at least three years prior to and including November 21, 2022.

We invite you to read the full text of each shareholder proposal and our opposition statements at the link below on pages 38-42 of our proxy statement, which was filed on March 21, 2023:

https://otp.tools.investis.com/clients/us/expeditors/SEC/sec-show.aspx?Type=page&FilingId=16504760-150733-169095&CIK=0000746515&Index=23000

The Board of Directors unanimously recommends that the Shareholders vote AGAINST Proposals No. 5 and 6.

X	The Board of Directors recommends a vote AGAINST these proposals.